EXHIBIT 99.1

For Immediate Release

NeurogesX, Inc Stephen Ghiglieri (650) 508-2116	The Ruth Group Investors / Media Stephanie Carrington / Jason Rando (646) 536-7017 / 7025 scarrington@theruthgroup.com jrando@theruthgroup.com

NeurogesX’ NGX-4010 MAA Filed and Accepted for Review by EMEA for Treatment of Peripheral Neuropathic Pain

San Carlos, Calif., September 27, 2007 – NeurogesX, Inc. (NASDAQ: NGSX), a biopharmaceutical company focused on developing novel pain management therapies, today announced that the Marketing Authorization Application (MAA) submitted by NeurogesX for NGX-4010, the Company’s lead product candidate for peripheral neuropathic pain, has been accepted for review by the European Medicines Agency (EMEA).

NGX-4010 is a dermal patch that has been studied successfully in three Phase 3 clinical trials in patients suffering from peripheral neuropathic pain conditions. Two Phase 3 clinical trials for the treatment of pain associated with postherpetic neuralgia (PHN) and one for the treatment of pain associated with painful HIV-distal sensory polyneuropathy (HIV-DSP) demonstrated that a single 30- or 60-minute treatment with NGX-4010 applied directly to the site of pain may provide pain relief for up to 12 weeks.

Completion of the acceptance period (or validation) signifies that the EMEA will now begin review of NeurogesX’ MAA. The review process is being coordinated by the EMEA under the centralized procedure, which, if resulting in approval, provides one marketing authorization for all European Union (EU) Member States, as well as Iceland, Liechtenstein and Norway.

Dr. Jeffrey Tobias, Chief Medical Officer, commented, “We believe that the data included in our MAA filing, which includes data from more than 1,400 patients studied in our clinical trials, demonstrates the benefit of NGX-4010 in treating patients suffering from peripheral neuropathic pain.”

Anthony DiTonno, Chief Executive Officer, said, “Validation of our MAA signifies a critical step in our worldwide NGX-4010 development strategy and we look forward to productive interactions with the EMEA in order to potentially gain marketing approval for this novel therapy. We also remain focused on securing a partnering relationship in

Europe prior to market approval and are currently in active discussions with potential partners for the commercialization of NGX-4010 in Europe. In addition to our European filing, we anticipate filing a new drug application or (NDA) for marketing approval in the United States in 2008.”

NeurogesX recently announced that its second Phase 3 trial of NGX-4010 in postherpetic neuralgia (PHN) met its primary and all of its secondary endpoints. In addition to the Company’s PHN studies, NeurogesX has also conducted a successful Phase 3 clinical trial of NGX-4010 in painful HIV-DSP. As recently announced, the Company’s second, ongoing confirmatory Phase 3 trial for this indication has reached full enrollment and top-line results are expected near the end of the first quarter of 2008. NGX-4010 has been granted orphan status and has received fast track designation from the U.S. Food and Drug Administration (FDA) for HIV-DSP.

About NGX-4010

NGX-4010 is a non-narcotic, locally-acting analgesic formulated in a dermal patch containing capsaicin, a highly selective TRPV1 agonist. Capsaicin is released from the patch and absorbed into the skin without significant absorption into the bloodstream. Accordingly, users of NGX-4010 may be able to avoid the systemic side effects of anti-convulsants, anti-depressants and opioids, including sedation and the potential for abuse and addiction associated with some of these drugs. NGX-4010 is administered in a physician’s office in a non-invasive process. In three Phase 3 clinical trials, NGX-4010 has been shown to reduce peripheral neuropathic pain for up to 12 weeks.

About PHN and HIV-DSP

PHN is a painful condition affecting sensory nerve fibers. It is a complication of shingles, a second outbreak of the varicella-zoster virus, which initially causes chickenpox. Following an initial infection, some of the virus can remain dormant in nerve cells. Years later, age, illness, stress, medications or other factors that are not well understood can lead to reactivation of the virus. The rash and blisters associated with shingles usually heal within six weeks, but some people continue to experience pain for years thereafter. This pain is known as postherpetic neuralgia. PHN may occur in almost any area, but is especially common on the torso.

HIV-DSP is caused primarily by three factors: direct activation of cells known as sensory neurons by the HIV virus, the immune system’s fight against the infection, and the drugs administered to treat HIV. Painful HIV-DSP is characterized by significant pain in the feet and hands.

About NeurogesX, Inc.

NeurogesX (Nasdaq: NGSX) is a biopharmaceutical company focused on developing novel pain management therapies. Its initial focus is on chronic peripheral neuropathic pain, including PHN, painful HIV-DSP and painful diabetic neuropathy (PDN). NeurogesX’s late stage product portfolio is led by product candidate NGX-4010, a dermal patch designed to manage pain associated with peripheral neuropathic pain conditions, that the Company believes offers significant advantages over other pain therapies. Three Phase 3 clinical trials with NGX-4010 have been completed and have met their primary endpoints, two in PHN and one in HIV-DSP.

Safe Harbor Statement

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). NeurogesX disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor contained in the Act for forward-looking statements. Examples of such statements include, but are not limited to, statements regarding NGX-4010 clinical trials, including the timing of completion of such trials; filings for regulatory approval in the United States and the timing of such filings as well as the scope of the indications that the Company is seeking approval for with respect to its filing with the EMEA; the potential markets for NGX-4010; the potential efficacy and benefits of NGX-4010; and NeurogesX’ plans to enter into commercial partnerships. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to, subsequent analysis of data from NeurogesX’ C117 trial may cause the results to be viewed less favorably as compared to NeurogesX’ initial analysis of such trial’s results; past results of clinical trials may not be indicative of future clinical trials results; NGX-4010 may have unexpected adverse side effects or inadequate therapeutic efficacy; positive results in clinical trials may not be sufficient to obtain FDA or European regulatory approval; physician or patient reluctance to use NGX-4010, if approved, or the inability of physicians to obtain sufficient reimbursement for such procedures; potential alternative therapies and changing standards of care; maintaining adequate patent or trade secret protection without violating the intellectual property rights of others; NeurogesX’ ability to obtain additional financing; NeurogesX’ ability to obtain and maintain future commercial partnerships; and other difficulties or delays in clinical development, obtaining regulatory approval, market acceptance and commercialization of NGX-4010. For further information regarding these and other risks related to NeurogesX’ business, investors should consult NeurogesX’ filings with the Securities and Exchange Commission.